Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form F-4 No. 333-269007) and related Prospectus of Metals Acquisitions Limited for the registration of up to 48,317,039 Ordinary Shares and 15,373,564 Warrants and to the inclusion our report dated March 24, 2023, with respect to the consolidated financial statements of Metals Acquisitions Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants, Licensed Public Accountants

Vancouver, Canada

May 4, 2023